UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934(Amendment No. )

DEFINITIVE COPY

Cardiff Communications, Inc.

378 North Main, #124

Layton, Utah 84061

801-497-9075

SEC File No. 0-5662

NOTICE OF CORPORATE ACTION

BY WRITTEN SHAREHOLDER CONSENT

WITHOUT SPECIAL MEETING OF THE SHAREHOLDERS

NO PROXIES ARE BEING SOLICITED AND YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

This Information Statement, which is being mailed on or about July 13, 2005, to the holders of shares of the Common Stock, par value $.001 per share (the "Common Stock"), of Cardiff Communications, Inc., a Nevada Corporation (the "Company"), is being furnished in connection with the taking of certain corporate action pursuant to written consent by a majority of the shareholders of the Company. The shareholders will approve a reverse split of the Company's common stock and a change of the Company's name.

Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

No Meeting Being Held

Because shareholders representing a majority of the shares outstanding are in favor of the proposed corporate action, shareholder approval will be achieved by written consent in accordance with the corporate laws of the State of Nevada. In an effort to minimize the Company's expenses, a special meeting of the shareholders is not required and will not be held.

No Dissenter's Rights of Appraisal

The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be approved by the shareholders.

Voting Securities and Principal Holders Thereof; Interest of Certain Person in Matters to be Acted Upon

1. Share information.

As of the record date, September 13, 2004, there were approximately 9,990,594 shares of stock outstanding. Each outstanding share of Common Stock is entitled to one vote.

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

Title of Class	Name and Address of Beneficial Owner	Position with Company	Amount and Nature of Beneficial Ownership	Percent of Class
Common	BSI, Inc. 1450 Military Way Salt Lake City, UT 84103	N/A	4,900,000	49%
Common	Stanley Searle P.O. Box 39 Monument, CO 80132	N/A	1,165,219	11%
Management and Directors
Common	Rubin Rodgriguez 378 North Main, #124 Layton, Utah 84061	0	0	0%

Management as a group (one) 0 shares owned.

Matters to be Consented To

Shareholders hold a majority of the Company's shares currently issued and outstanding will consent to the following corporate matters:

1. Increase in Authorized Shares.

The Company currently has no shares available to raise capital or acquire business opportunities. Consequently, the Board will amend its Articles of Incorporation to increase the number of authorized common shares from ten million to two hundred million.

2. Reverse Split.

As of the Record Date, the Company's stock has little or no public market for its common stock. Based upon current market conditions and the lack of brokerage firm interest in low priced securities, management has determined that it is in the Company's best interest to effectuate a reverse split. The shareholders will authorize the Board to effectuate up to a 100 to 1 reverse split, the final amount to be determined by the Board at a later date.

Fractional shares will be rounded up to the nearest full share. In an effort to preserve shareholders in "round lots", which is of benefit to the shareholders and the Company, no certificate below one hundred shares will be reversed and no certificate greater than one hundred shares will be reversed below one hundred shares.

As existing stock certificates are sent in for transfer they will be replaced with new certificates reflecting the reverse split.

3. Change in the Name of the Company.

The shareholders will consent to give the Board of Directors authority to change the name of the Company to a name to be selected at a later date.

Vote Required for Approval

Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter and the corporate action will be approved by written shareholder consent.

Changes in Control

The Company has recently completed the acquisition of Summit Media, Inc. in exchange for a $30,000 convertible debenture. (Please see Exhibit 1.1 proforma information). As a result of the transaction, Summit became a wholly-owned subsidiary of the Company. The acquisition did not require a vote of the shareholders of the Company and shareholder approval of that acquisition was not solicited. Summit shareholders may convert the debenture into common stock of the Company. Such conversion, if any, would result in a change in the majority ownership of the Company's common stock.

By Order of the Board of Directors

/s/Rubin Rodriguez

Rubin Rodriguez

Secretary

Exhibit 1.1

Cardiff Communications, Inc.

Proforma Balance Sheet

September 30, 2004

	Cardiff Communications (Registrant)	Summit Media, Inc.	Proforma Adjustments DR(CR)	Proform September 30, 2004
Current Assets
Cash	$ 200	$ 55		$ 255

Total Current Assets	200	55		255

Other Assets
FCC License	-	35,000		35,000
Goodwill	-	-	- {a}	-

Total Other Assets	-	35,000		35,000
Total Assets	$ 200	$ 35,055		$ 35,255

Current Liabilites:
Accounts Payable	$4,823	$385		$5,208
Interest Payable	30,785	100		30,885
Note Payable - Short Term (current)	146,575	44,177	30,000{a}	220,752

Total Current Liabilities	182,183	44,662		256,845

Stockholder's Equity (Deficit):
Common Stock, $.001 Par Value, 10,000,000 Shares Authorized; 9,990,544 Shares Issued and Outstanding	9,991	1,000	(1,000){a}	9,991
Capital in Excess of Par Value	(64,721)	9,325	(9,325){a}	(64,721)
Accumulated Deficit	(127,253)	(19,932)	(19,675){a}	(166,860)

Total Stockholders' Equity (Deficit)	(181,983)	(9,607)		(221,590)
Total Liabilities & Stockholders' Equity	$ 200	$ 35,055		$ 35,255

{a} The adjustments to the financial statements are a result of the acquisition by Cardiff Communications, Inc. (Registrant) of all of the issued and outstanding stock of Summit Media, Inc. The following journal entries reflect this acquisition:

Investment in Summit Media 30,000 Notes Payable 30,000 Common Stock - Summit Media 1,000 Capital in Excess of Par Value Summit Media 9,325 Good will 39,607 Accumulated Deficit - Summit 19,932 Investment in Summit Media 30,000 Due to the Company's lack of revenue generated from the FCC license that has been acquired, and due to the lack of revenue recognized by the subsidiary from the license, it has been determined that the goodwill resulting from the acquisition has been impaired. In accordance with SFAS 142, "Goodwill and Other Intangible Assets", it is management's decision to write-off the goodwill associated with the acquisition. The following journal entry reflects this write-off.

Impairment of Goodwill 39,607 Goodwill 39,607

Cardiff Communications, Inc.

Proforma Statement of Operations

For the Year and Period Ended September 30, 2004

	Cardiff Communications (Registrant)	Summit Media, Inc.	Proforma Adjustments DR(CR)	Proforma September 30, 2004
Revenue	$ -	$ -		$ -

Expenses:
General & Administrative	7,452	19,832		27,284

Total Operating Expenses	7,452	19,832		27,284
Income(Loss) From Operations	(7,452)	(19,832)		(27,284)

Other Income (Expenses)
Impairment of Goodwill	-	-	(39,607) (a)	(39,607)
Interest Expense	(9,487)	(100)		(9,587)

Total Other Income (Expense)	(9,487)	(100)		(49,194)
Net Loss Before Tax	(16,939)	(19,932)		(76,478)
Taxes	-	-		-
Net Income(Loss)	$ (16,939)	$ (19,932)		$ (76,478)

Cardiff Communications, Inc.

Notes to Pro Forma Consolidated Financial Statements

September 30, 2004

NOTE 1 - Summary of Transaction

On March 22, 2005, the Company entered into an acquisition agreement with Summit Media, Inc. (Summit). Pursuant to the agreement, the Company executed a promissory note in the amount of $30,000, to the shareholders of Summit in exchange for all of the issued and outstanding common stock of Summit.

As a result of the agreement, the Company received the assets and assumed the liabilities of Summit. This transaction resulted in an amount in excess of the value of the assets of Summit of $39,607 which was recognized as goodwill. Since the Company, nor Summit, has been successful in generating revenue from the assets acquired, it was management's decision to completely impair goodwill. The total amount of goodwill has been written off during the period.

NOTE 2 - Management Assumptions

The pro forma balance sheet and statements of operations assumes that the entities were together at the period ended September 30, 2004.

The pro forma balance sheet assumes the issuance of a promissory note in the amount of $30,000 for all of the issued and outstanding common stock of Summit. The pro forma balance sheet assumes that the assets and liabilities are now the Company's.

The pro forma statement of operations has reflected the operations of the Company as of September 30, 2004 which represents the fiscal year end for both companies.